                                                                     EXHIBIT 11


                STATEMENT OF COMPUTATIONS OF PER SHARE EARNINGS


                                                     Three Months Ended              Six Months Ended
                                                    1997            1996           1997            1996
                                                ------------    ------------    ------------    ------------
Net earnings (loss)                             $ (1,026,384)   $   (852,650)   $ (1,757,617)   $ (1,400,470)
                                                ============    ============    ============    ============

Weighted average number of common
   shares outstanding at beginning of period      27,438,884      15,720,786      17,147,350      11,337,432

Issuance of stock for services rendered                 --              --              --         1,532,422

Effect of reverse acquisition                           --              --              --         1,122,105

Conversion of preferred stock to common stock           --              --              --            25,018

Issuance of stock in connection with
   private placement                                    --              --              --           236,843

Issuance of stock related to various
   consulting agreements                                --         1,658,736            --           829,368

Issuance of stock to key employees                      --            74,000            --            37,000

Treasury stock received in exchange for
   shareholder advances                                 --          (159,707)           --           (79,854)

Issuance of stock under Employee
   Stock Purchase Plan                                13,367            --             6,720            --

Issuance of stock at conversion of debentures           --              --         8,373,455            --
                                                ------------    ------------    ------------    ------------

Shares used for computation                       27,452,251      17,293,815      25,527,525      15,040,334
                                                ============    ============    ============    ============

Net earnings (loss) per common share            $     (0.037)   $     (0.049)   $     (0.069)   $     (0.093)
                                                ============    ============    ============    ============



           Note: Fully diluted and primary calculations are the same.